Exhibit 99.1

DeVry Inc. Declares Semi-annual Dividend and Authorizes Additional Share Repurchases

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--May 23, 2011--DeVry Inc. (NYSE:DV), a global provider of educational services, announced today that its board of directors has declared a semi-annual cash dividend on DeVry's common stock of $0.12 per share, payable on July 12, 2011, to common stockholders of record as of June 20, 2011.

In addition, the board authorized a sixth share repurchase program, which allows DeVry to repurchase up to $100 million of its common stock through June 30, 2013. The new program will commence upon completion of the existing $50 million program, which will likely occur within the next two weeks.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates, (630) 353-3800
jbates@devry.com
Media Contact:
Larry Larsen, (312) 895-4717
llarsen@sardverb.com